Exhibit 99.3

Investor Call Transcript

Corporate Participants

Bob Safian, Editor in Chief, Fast Company

Chris Urmson, Co-Founder, Chief Executive Officer, Aurora

Mark Pincus, Reinvent Technology Partners Y

Michael Thompson, Reinvent Technology Partners Y

Sterling Anderson, Co-Founder, Chief Product Officer, Aurora

Presentation

Operator

Good day. Welcome to the Aurora and Reinvent Technology Partners Y Merger Investor Call.

The information discussed today is qualified in its entirety by the Form 8-K that has been filed today by Reinvent Technology Partners Y and may be accessed on the SEC’s website, including the exhibits thereto. In conjunction with today’s discussion, please see the investor presentation furnished as a Form 8-K to follow along and carefully review the disclaimers included therein. Please note that a live Q&A session will not be conducted as part of today’s presentation.

Also, statements made during this call that are not statements of historical facts constitute forward-looking statements that are subject to risks, uncertainties, and other factors that could cause our actual results to differ from historical results and/or from our forecast, including those set forth in Reinvent Technology Partners Y’s Form 8-K filed today and the exhibits thereto.

For more information, please refer to the risks, uncertainties, and other factors discussed in Reinvent Technology Partners Y’s SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements we make whenever they appear. You should carefully consider the risks, uncertainties, and other factors discussed in Reinvent Technology Partners Y’s SEC filings. Do not place undue reliance on forward-looking statements, which we assume no responsibility for updating.

Participating in today’s call are Chris Urmson, Co-Founder and CEO of Aurora; Sterling Anderson, Co-Founder and Chief Product Officer of Aurora; and Mark Pincus and Michael Thompson of Reinvent Technology Partners Y.

With that, I’ll turn it over to Bob Safian to lead today’s discussion.

Bob Safian

Thank you. My name is Bob Safian. I’m the former Editor in Chief of Fast Company, and I’m here to interview and have a dialogue with Aurora Co-Founders Chris Urmson and Sterling Anderson, alongside Mark Pincus and Michael Thompson, of Reinvent Technology Partners Y, or RTPY. Today, Aurora and RTPY announced plans to merge. Through this route, Aurora will be going public listing on the Nasdaq. Congratulations to all of you for reaching this milestone, this moment. Very exciting, and worth noting.

I’d love to jump into this conversation and start with you, Chris, actually, to talk a little bit about what is important about this stage. Aurora has been around for only four years, so this is a rapid move to a public listing for a lot of start ups. Why make this step at this stage, and what will it enable, allow, for Aurora to do from here?

Chris Urmson

Thanks, Bob.

Yes, this is a really exciting day for us. We’ve been working on the mission of the Company, to deliver the benefits of self-driving technology safely, quickly, and broadly for the last 4.5 years, and really, this transaction allows us to forward that mission. Ultimately, we expect to be able to bring the product to market, and it brings along these incredible partners for us, these strategic investors, that believe in the mission and vision of the Company and help us move that forward.

Bob Safian

Now, I want to ask this question of Mark and Michael because you guys have lots of options at Reinvent Technology as to who you might partner with. What made Aurora the partner you wanted to align with? What was special about this opportunity, this organization?

Mark Pincus

This is Mark. I’ll just jump in first, and Michael can add to this. First of all, we’ve known Aurora virtually since its founding, where our partner Reid Hoffman has been a founding investor and board member, and Reinvent was fortunate enough to be a private investor along the way. We’ve had the opportunity to watch Chris and team build out this incredible Company and opportunity.

Now, from a public market standpoint, we think that Aurora will be a truly unique opportunity for public market investors to bet on the future of self-driving against all categories in transportation from trucking to passenger to delivery.

One benefit of the SPAC process that we’ve all gone through is that this deal has already been vetted, priced, and backed by blue chip leading investors like Baillie Gifford, T. Rowe Price, and Fidelity. With this infusion of around $2 billion in capital, Aurora will be the only self-driving company funded through commercialization of the trucking opportunity and positioned to leverage this same solution for the even bigger passenger and delivery market opportunity.

Michael Thompson

Maybe I’ll add a couple of things to what Mark said. This is Michael. When we’re evaluating venture capital at scale investments, we think of a few core principles.

Number one, is it a sufficiently large prize? In this case, with trucking, ride sharing, and delivery, you’re talking trillions of dollars of value in the U.S. alone.

Then we think about, number two, what are the unit economics and potential for network effects look like at scale? We view this business model as like a Twilio (phon) on steroids. It’s a uses-based model, it’s scale is going to have very high margins, and it’s a sufficiently difficult problem that we don’t think there’s going to be a lot of companies that will be able to solve it. We think you’re going to see something that looks like winner take most economics in most of the markets where they’re going to be operating.

Most importantly, number three, what’s the quality of the team? As Mark was saying, we’ve known Chris and Sterling, and the other key executives for many years, and as part of this process, we’ve had the privilege over the past few months to get to know the rest of the team very well. Not just the brilliant engineers and PhD’s that work at Aurora, but also people, for example, within corporate development, people within government relations, and our assessment has been very clear that this is a world-class organization from top to bottom.

Mark Pincus

Bob, let me add one more point that really attracted us to this deal. The fact that with this $2 billion in new capital, Aurora will be funded all the way through commercializing the trucking opportunity, and yet still positioned to leverage this same technology to go after the broader passenger and delivery market opportunities, really makes it a truly unique opportunity in the public market.

Bob Safian

Yes, there are a variety of players who are approaching the self-driving market opportunity.

Chris, I want to ask you, can you encapsulate for us what differentiates Aurora? What makes its road to scaled impact more clear, has an advantage. What differentiates you?

Chris Urmson

I think that’s obviously a bit of the story we’ve been telling for the last little while, but it points down to four parts. One is the people, the second would be the technology, the third would be the partnerships that we have, the incredible partnerships we have, and then the fourth would be the go-to-market.

On the people, we’re one of the few companies that actually has the scale to solve this problem. We think that’s really important. This is not a small problem, this is funda—one of the engineering challenges of our lifetime, and just couldn’t be prouder of the quality of people we have and the depth of experience they bring.

That experience has allowed us to invest in technologies that are maybe not obvious for those tackling this for the first time, that are really about not just get to the first demo, but actually have a scalable, commercializable product. These are things like the places where we’re invested in lidar, the way we think about mapping, some of the approaches we’ve taken to how we blend machine learning and kind of classically engineered systems. We think that’s a long-term advantage for us.

On the partnership front, we are just fortunate to have incredible partners. We’re partnered with PACCAR trucks and Volvo trucks who together make up about 50% of the trucks produced in the U.S. market. We’re partnered with Toyota, the number one global auto manufacturer, and then we’re partnered with Uber, the number one ride hailing platform around the world. That allows us to lean into one of our core values of focus, and actually build the core product technology of the driver, and then work with these partners to grow and scale their businesses, and thus, scale ours as well.

Then finally, the path to market that we have, where we’re entering the trucking market first because we have these unique technologies, because we have these tremendous partnerships, and we think we can build a heck of a business there, but we’re not cheating personal mobility because the technology we’re building, we’re engineering it to be used in both applications. That makes us a unique company, certainly, a unique publicly traded company, to tackle both of these great opportunities and have the huge social impact, but ultimately, create an immense amount of value for our shareholders on the way as we (audio interference).

Bob Safian

I want to drill into what you said there, Chris, just a little bit more, if I may, because it sounds like there’s technologies, there’s this path to market and there’s partnerships that, in some ways, link those two together.

Sterling, can you explain a little bit about how you approach the technology? You haven’t focused on flashy demos the way some others have. How do you measure progress in this technology, and how should the investors think about what progress is for the self-driving market?

Sterling Anderson

Sure, yes. We think about what we’re building as, effectively, the 2.0 approach to self-driving. When we say 2.0, we’re referring to not only the technology, what we’re building, but also how we’re building it, how we’re partnering, and how we’re bringing it to market.

When it comes to that development, this has implications across both how we architect it to begin, specifically with a common driver platform that is capable of safely operating everything from a large Class A truck, all the way down to a small passenger vehicle. This is really important because this common platform enables the leveraging of a common set of developments that are required to better understand the world, and operate safely within it across several markets, use cases, application (inaudible) and vehicles classes.

In terms of our development, we have been focused on not the initial demonstration of what it means to drive around the block. We’ve done that. In past lives, many of us here at Aurora have worked at a number of companies who have done the baby steps and first-generation approaches, developed this. Our model was instead that of, let’s bring together the 2.0 approach, how we would develop this system if we were developing it from a clean sheet, and with the benefit of that hindsight and that experience.

That then has implications for how we developed our hardware, our software, our data services, everything from our industry leading sensor suite, many of the key elements of which have been developed internally here at Aurora, all the way to our virtual development engine, which allows us the ability to spool up the equivalent of 50,000 trucks at a moment’s notice to test our software before the client (phon).

Bob Safian

As I’m listening to you, Sterling, it’s clear you guys don’t like small problems. You like big problems that require big challenges. As you’re talking through the technologies, they’re daunting, they’re exciting. At the same time, there are other challenges, obstacles, opportunities to get the self-driving business to scale, ecosystems, habits, business structures.

Chris, how do you think about bringing a tech like this to market with all of those elements in play?

Chris Urmson

I think at the heart of it is really partnership and teamwork. Internally, we’ve built a culture where people respect one another, where we challenge each other about how do we make the product and the business better, but fundamentally, there’s respect. We famously have this no-jerks corporate value. We want good people that are excited about the mission.

Externally, it’s really about partnership. It’s about partnership whether it’s somebody’s working with us on a technology, or working with us to build our business. It’s partnership with regulators and policy makers, helping them understand the incredible benefits that this technology will bring to society, making our roads safer, making them more accessible, making it less expensive and more efficient, while also having an honest conversation with them about the challenges and risks, so that they can be prepared for that and represent the constituents in the nation and as this technology comes to market.

Bob Safian

There’s a future vision about what the transportation and mobility environment is going to be that’s embedded in your ideas for Aurora, and that’s both something that you’re creating through the technology, but also, you’re gauging to help people and organizations recognize how it’s going to change their lives, how we have to change our habits and our approaches?

Chris Urmson

That’s right, and as we think about things like freight (phon), where our first product will come to market, this is the backbone of the American economy. It’s so important that we reinforce this (inaudible). Today, that backbone doesn’t have enough drivers to actually serve the needs.

As we’ve talked to partners and customers in that space, it’s clear that we can address a fundamental problem that today we have 60,000 too few people that are wiling to go drive trucks. By the end of the decade, we’re going to be (audio interference) drivers short. The technology we’re delivering with the Aurora driver will actually go in and fill that need and work next to the folks that are driving trucks today. We think that that’s going to be an important part of keeping the economy charging forward, and doing our part in that.

Bob Safian

Mark, I think you alluded to this earlier, but the part of your calculation and your support of Aurora is about accessing both trucking and passenger mobility together that’s sort of this broad exposure and opportunity across both is differentiated here. Can you explain that a little bit more?

Mark Pincus

Sure. There’s companies in the self-driving market that are focused specifically on narrower solutions that are just addressing the trucking opportunity, and then there are a few large players who are focused on the general problem of self-driving across any type of mobility solution.

When we look at Aurora, we think it’s amazing that they’re going to be the first to commercialize the trucking opportunity at scale, but then leverage this same technology solution, the Aurora Driver is built to then work across all passenger opportunities, and ride hailing, and delivery. When we look at the ambition of the team and the technology combined with their pragmatic, strategic approach, we think this will be a truly unique opportunity for public market investors to basically make a venture at scale investment here where they get to bet on the broader self-driving opportunity across all market.

Bob Safian

If I’m hearing you right, the breadth of the opportunity, or the breadth of the bet in a certain way is you’re not overreaching because there’s a common platform across this? In other words, you’re leveraging one for the other?

Sterling Anderson

That’s right, yes.

Mark Pincus

Yes, so—sorry, I’ll answer, and Chris and Sterling can give much more specific technical and product answers, but from a market standpoint, it’s exciting that the Company is at the forefront of the innovation curve, both for the near-term opportunity where it’s a more constrained problem set to solve this for, first, long-haul trucking, but then leverage that same lidar and complete solution, lidar software, everything, integrated solution, to apply that same product and technology to the broader passenger and delivery market. It gives them, it accelerates the Company’s movement to address the broader market.

Sterling Anderson

Just to add a little detail around that, Bob, the hardware and the software and the data services are substantially common across trucking (inaudible) cars like commercial vehicles for delivery use case. This was an intentional decision we made at the outset of the

Company.

When we originally architected our system, it was specifically to enable this commonality such that the most difficult parts of the self-driving problem, which tend to include perception of the world around you, forecasting of the future, of the intent and future actions of other actors, and the appropriate selection of a decision to make in the midst of them were leveraged across all of the use cases.

I think we’ve seen tremendous benefits already from this. In the early years at Aurora, we deployed our testing fleets almost exclusively on passenger vehicles in urban settings where the learnings were rapid, specifically as you encounter complex environments like downtown San Francisco, downtown Pittsburgh, Palo Alto, other areas.

When we made the leap to trucks as the natural extension of that platform that we’d architected for doing so, we immediately saw that our trucks were benefitting from an inheriting many of these advances that had been made for years on our passenger vehicle fleet, and we expect that continued leveraging of the developments, the learnings, the advancements that are made in any of these application domains to be inherited by all others.

Then that way, we expect that that scale that we’re able to drive for our truck (inaudible) car, light commercial vehicle fleets will accrue to the benefit of all markets, all vehicles, by a virtue of this common driver, whose experience grows irrespective of which platform it’s deployed in, or which industry it’s operating.

Bob Safian

The vision you see for where this ends up is massive, right? Economically as well as in our societal—our habits and our ways of operating.

Chris Urmson

It’s an incredible privilege. How many problems are there that you get to work on in life where you get to solve something that is technically very interesting and complex and stretches the mind where it has a profound social benefit, economic benefit to society, and then has the opportunity to create immense amount of shareholder value, all while doing that with great people. I wake up every morning and think about that, and it’s just an incredible place to be.

Bob Safian

I have one last question I was to ask you, Chris. You’ve been called the father of self-driving. Aurora as a public company is a coming-of-age moment, in a certain way. How far along is your child, if you’re the father? What will the next phase of its development look like?

Chris Urmson

For us now, the last few years have really been about investing in that foundational technology, making sure we understand this, and we understand how to deliver a scalable, commercializable product. The next couple of years are really about heads down, let’s take that amazing technology, that amazing group of people that we have, focus it, harden it, and get it out in the market and actually doing something useful for the world.

Through that, we will see those social benefits and societal benefits we’ve been talking about, and we’ll create immense amount of value for our shareholders, is the plan. We’re excited for it, and we’re really proud to have the opportunity to bring more people along on this journey with us as we enter the public markets.

Bob Safian

Well, congratulations, again, to all of you for reaching this milestone, and thanks for sharing and answering my questions, and good luck to you.

Sterling Anderson

Thank you.

Chris Urmson

Thanks, Bob.

Female Speaker

Thanks, Bob.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Reinvent and Aurora. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “continue,” “likely,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Reinvent’s securities, (ii) the risk that the proposed transaction may not be completed by Reinvent’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Reinvent, (iii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the Agreement and Plan of Merger, dated as of July 14, 2021 (the “Merger Agreement”), by and among Reinvent, Aurora and Reinvent Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Reinvent, by the shareholders of Reinvent, the satisfaction of the minimum cash condition following redemptions by Reinvent’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the inability to complete the PIPE investment in connection with the proposed transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vi) the effect of the announcement or pendency of the proposed transaction on Aurora’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of Aurora and potential difficulties in Aurora employee retention as a result of the proposed transaction, (viii) the outcome of any legal proceedings or other disputes that may be instituted against Aurora or against Reinvent related to the Merger Agreement or the proposed transaction or otherwise, (ix) the ability to maintain the listing of Reinvent’s securities on a national securities exchange, (x) the price of Reinvent’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Reinvent plans to operate or Aurora operates, variations in operating performance across competitors, changes in laws and regulations affecting Reinvent’s or Aurora’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive self-driving industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Reinvent’s registration statement on Form S-1 (File No. 333-253075), its Quarterly Report on Form 10-Q for the period ended March 31, 2021, the registration statement on Form S-4 discussed below and other documents filed by Reinvent from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Reinvent and Aurora assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Reinvent nor Aurora gives any assurance that either Reinvent or Aurora or the combined company will achieve its expectations.

Additional Information and Where to Find It

This document relates to a proposed transaction between Reinvent and Aurora. This document is not a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Reinvent intends to file a registration statement on Form S-4 with the SEC, which will include a preliminary prospectus and proxy statement of Reinvent, referred to as a proxy statement/prospectus. A final proxy statement/prospectus will be sent to all Reinvent shareholders. Reinvent also will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of Reinvent are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Reinvent through the website maintained by the SEC at www.sec.gov.

The documents filed by Reinvent with the SEC also may be obtained free of charge at Reinvent’s website at:

https://y.reinventtechnologypartners.com

or upon written request to 215 Park Avenue, Floor 11 New York, NY.

Participants in Solicitation

Reinvent and Aurora and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Reinvent’s shareholders in connection with the proposed transaction. A list of the names of the directors and executive officers of Reinvent and Aurora and information regarding their interests in the business combination will be contained in the proxy statement/ prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.